Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Fossil, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Fossil, Inc.’s adoption of new accounting standards), and the effectiveness of Fossil Inc.’s internal control over financial reporting dated March 5, 2008, appearing in the Annual Report on Form 10-K of Fossil, Inc. for the year ended January 5, 2008.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 9, 2008